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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                BELL SPORTS CORP.


            FIRST:      The name of the Corporation is BELL SPORTS CORP.

            SECOND:     The address of the Corporation's registered office in
the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

            THIRD:      The purpose of the Corporation is to engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH:     The total number of shares of stock which the
Corporation shall have authority to issue is 1,500,000 shares of common stock, par value $.01 per share.

            FIFTH:      Except as otherwise provided in the bylaws of the
Corporation, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

            SIXTH:      Elections of directors need not be by written ballot
unless the bylaws of the Corporation shall so provide.

            SEVENTH:    The Corporation reserves the right to amend, alter,
change or repeal any provision in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

            EIGHTH:     No director of the Corporation shall be liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

            NINTH:      The Corporation shall, to the fullest extent permitted
by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

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            TENTH:      Pursuant to Section 203(b) of the General Corporation
Law of the State of Delaware, the Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

            ELEVENTH:   The existence of the Corporation shall be perpetual.